                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

                      PRAECIS PHARMACEUTICALS INCORPORATED
                   ANNOUNCES RESUBMISSION OF PLENAXIS(TM) NDA

WALTHAM, MA -- FEBRUARY 26, 2003 -- PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced the resubmission to the United States Food and Drug Administration (FDA) of its New Drug Application (NDA) for Plenaxis(TM) (abarelix for injectable suspension), its candidate for the treatment of hormonally responsive advanced prostate cancer. The Company is seeking approval to market Plenaxis(TM) in the United States for use in a defined sub-population of advanced prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate. The Company expects to receive a response from the FDA regarding its resubmission within the next six months.

Commenting on the resubmission, PRAECIS' Chairman and Chief Executive Officer, Malcolm L. Gefter, Ph.D., stated "This represents a major milestone for PRAECIS. Assuming a favorable review by the FDA, Plenaxis(TM) could provide a valuable therapeutic alternative for this group of advanced prostate cancer patients in the United States who may otherwise face the prospect of permanent surgical castration. As previously announced, if approved, we intend to market and sell Plenaxis(TM) through our own marketing and sales team in the United States."

Prostate cancer is one of the most commonly diagnosed cancers, and the second leading cause of cancer death, in men. According to the American Cancer Society, approximately 220,900 new diagnoses of, and 28,900 deaths from, prostate cancer will occur in the United States this year. The Plenaxis(TM) NDA seeks approval for marketing in a subset population of patients, specifically those suffering from advanced prostate cancer for whom the use of existing hormonal therapies may not be appropriate.

Prostate cancer grows under the influence of the male hormone, testosterone. The goal of treatment is to reduce testosterone rapidly. Currently available hormonal therapies, known as LHRH agonists, reduce testosterone to low levels, but only after inducing an initial surge in testosterone. This testosterone surge may result in worsening symptoms in certain advanced prostate cancer patients. Today, such patients are confronted with the possibility of bilateral orchiectomy (surgical castration) due to the advanced stage of their disease and the perceived risks associated with LHRH agonists.

It is well documented that the use of GnRH antagonists is an effective strategy for rapidly reducing testosterone levels in man. However, the challenges of designing a specific antagonist in a sustained-release formulation have been difficult to overcome. PRAECIS used proprietary technologies to successfully develop Plenaxis(TM), a GnRH antagonist which can be administered in a one-month sustained-release formulation. In several pivotal Phase 3 clinical trials, the results of which have been announced previously, Plenaxis(TM) has been shown to rapidly reduce testosterone levels while completely avoiding the initial testosterone surge characteristic of LHRH agonists. In addition, the Company recently presented the results of its open-label study of Plenaxis(TM) in patients with advanced, symptomatic prostate cancer. In this study of 72 patients with advanced, symptomatic prostate cancer, 100% of the patients met the primary endpoint, which was the avoidance of surgical castration at 4 and 12 weeks, and no patient required surgical castration during the follow-up phase of the study, which had a median duration of 40 weeks. This study also had several secondary endpoints, which evaluated improvement in various symptoms associated with the advanced prostate cancer. Overall, 90% of the patients studied experienced improvement of one or more of the symptoms associated with their advanced prostate cancer.

From a safety perspective, patients have generally tolerated treatment with Plenaxis(TM) well. Patients in the Plenaxis(TM) clinical studies did experience adverse reactions that were relatively mild in nature. These types of reactions were expected and observed with similar frequency in patients in the comparator arms of these clinical studies. As previously reported by the Company, a small subset of patients treated with Plenaxis(TM) experienced immediate-onset, systemic allergic reactions. None of the patients in the comparator arms of the Company's studies experienced an allergic reaction of similar onset. Patients treated with Plenaxis(TM) and with comparator therapies experienced a similar incidence of temporary and reversible elevation of some liver enzymes.

As previously announced, the Company also intends to pursue regulatory approval to market Plenaxis(TM) in Europe for a broad population of hormonally responsive advanced prostate cancer patients.

In addition to its prostate cancer program, PRAECIS has an active clinical program exploring the utility of Plenaxis(TM) for the treatment of endometriosis. The PRAECIS pipeline also includes

Apan, which is in clinical study for the treatment of Alzheimer's disease and PPI-2458, which is in development for the treatment of B-Cell Non-Hodgkin's lymphoma. The Company previously announced its intention to file by mid-year an Investigational New Drug Application for PPI-2458.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP(TM) combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP(TM) in the development of Plenaxis(TM), its clinical candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis, and Apan, its clinical candidate for the treatment of Alzheimer's disease. PRAECIS also has numerous programs in the research or preclinical development stage.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CLINICAL STUDIES OF, AND THE RESUBMISSION AND CONTINUED REGULATORY REVIEW BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION
(FDA) OF A NEW DRUG APPLICATION FOR, PLENAXIS(TM) FOR THE TREATMENT OF A DEFINED SUB-POPULATION OF ADVANCED PROSTATE CANCER PATIENTS. THESE STATEMENTS ARE BASED ON THE COMPANY'S CURRENT BELIEFS AND EXPECTATIONS AS TO FUTURE OUTCOMES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING AND CONTENT OF DECISIONS MADE BY THE FDA, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, INCLUDING AS A RESULT OF UNANTICIPATED DETERMINATIONS BY THE FDA, UNEXPECTED DELAYS IN THE MANUFACTURING OF PLENAXIS(TM), DELAYS OR THE INABILITY TO ESTABLISH A SALES AND MARKETING INFRASTRUCTURE, AS WELL AS THE RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2002.